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                                 EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 5 to the Registration Statement on Form S-2 of Silgan Holdings Inc. of our report dated September 14, 1995 relating to the financial statements of the Food Metal & Specialty Division of American National Can Company, as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which appears in the Current Report on Form 8-K/A of Silgan Holdings Inc. dated October 16, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP

Chicago, Illinois

February 10, 1997